Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS
                         FROM

Contact:	Bank Mutual Corporation NASDAQ: BKMU Michael T. Crowley Jr. Chairman, President and Chief Executive Officer 414-354-1500 Michael W. Dosland Chief Financial Officer 414-354-1500
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE FIRST QUARTER OF 2009
Milwaukee, Wisconsin
April 16, 2009
Bank Mutual Corporation (NASDAQ: BKMU) reported net income in the first quarter of 2009 of $7.2 million or $0.15 per diluted share compared to $5.1 million or $0.10 per diluted share during the same period in the prior year. The 2009 amounts represent a $2.1 million or 42.0% increase in net income and a $0.05 or 50.0% increase in diluted earnings per share compared to the 2008 amounts. Net income in these periods represented a return on average assets (“ROA”) of 0.82% and 0.58% for the three months ended March 31, 2009 and 2008, respectively, and a return on average equity (“ROE”) of 7.16% and 4.73% during the same periods, respectively.
Michael T. Crowley, Jr., Chairman, President, and Chief Executive Officer of Bank Mutual Corporation (“Bank Mutual”) commented, “As we expected, a historically low interest rate environment enabled us to significantly increase profits from our mortgage lending operation and to maintain our net interest margin. We were also able to take advantage of opportunities in the securities market to sell certain long-term, fixed-rate investments at significant gains. We felt these actions were prudent in order to prepare our balance sheet for what we believe will be higher interest rates in the future.” Mr. Crowley added, “Although we continue to be pleased with the quality of our loan portfolio, we remain concerned about the overall direction of the economy. For that reason, we took steps to increase our allowance for loan losses during the period.”
The comparison of Bank Mutual’s current quarter results with the same period in 2008 is affected by the following favorable developments in 2009:
•	a $3.0 million or nearly 375% increase in gain on loan sales activities;

•	a $2.2 million or 12.7% increase in net interest income;

•	a $1.8 million one-time tax benefit recorded against income tax expense as a result of a recent change in Wisconsin tax law; and

•	a $592,000 or over 40% increase in investment gains.
These favorable developments were partially offset by a $3.0 million increase in the provision for loan losses, as well as a larger than expected income tax expense (excluding the impact of the $1.8 million tax benefit mentioned above) caused by a change in Wisconsin tax law that increased Bank Mutual’s effective income tax rate. Subsequent paragraphs describe these changes in greater detail, along with other changes in Bank Mutual’s results of operations and financial condition during the three months ended March 31, 2009 and 2008.
Net interest income increased by $2.2 million or 12.7% during the three months ended March 31, 2009, compared to the same period in 2008. This increase was principally the result of a 29 basis point improvement in net interest margin, which increased to 2.35% in the most recent quarter compared to 2.06% in the first quarter of 2008. This improvement was primarily attributable to a declining interest rate environment during most of 2008 and into 2009 that resulted in a larger decrease in the cost of Bank Mutual’s interest-bearing liabilities than it did in the yield on its earning assets. The impact of this improvement was partially offset by a modest decline in average earning assets in 2009 relative to 2008, as well as a small decline in the ratio of average earning assets to average interest-bearing liabilities between these periods. The decline in this ratio was principally the result of Bank Mutual’s stock repurchases in recent periods, which are funded by cash flows from increases in interest-bearing liabilities, decreases in earning assets, or a combination of the two.
The provision for loan losses was $3.2 million in the quarter just ended compared to $156,000 in the same period last year. During the most recent quarter Bank Mutual recorded a $1.3 million provision for loss against a $9.1 million loan secured by a completed condominium development project and a $576,000 loss on an apartment complex for which Bank Mutual accepted a deed in lieu of foreclosure. Bank Mutual also established $466,000 in specific loss allowances on a number of smaller commercial real estate and commercial business loans during the quarter and experienced an overall increase in charge-off activity in its portfolio of residential and consumer loans. The $1.3 million loss on the condominium project was in addition to a separate $1.3 million loss that was recorded against this same loan in the prior year. In the judgment of management, continued deterioration in the market for these condominiums, as evidenced by the lack of unit sales in the project, warranted the additional loss provision. In addition to these specific provisions, Bank Mutual recorded nearly $600,000 in additional loss provision to reflect management’s general concerns regarding continued deterioration in economic conditions and declines in real estate values, which are likely to result in increased loan charge-offs in future periods.
Gains on sales of loans increased by $3.0 million or nearly 375% during the three months ended March 31, 2009, compared to the same period in 2008. Sales of one- to four-family mortgage loans were $182.7 million in the first quarter of 2009 compared to $57.7 million in the first quarter of 2008. Sales increased substantially in the most recent quarter as a result of a historically low interest rate environment that encouraged borrowers to refinance higher-rate fixed-rate loans into fixed-rate loans at lower rates. At the same time, adjustable-rate borrowers were incented to refinance their loans into fixed-rate loans. As a result of this behavior, Bank Mutual’s one- to four-family mortgage loan originations were $217.2 million for the first quarter of 2009, compared to $66.6 million for the first quarter of 2008. Most of these originations were fixed-rate mortgages. Bank Mutual’s policy is to sell substantially all of its fixed-rate, one- to four-family mortgage loan originations in the secondary market. Management expects gains on sales of loans to continue to be higher than normal in the near term, assuming market interest rates remain at their current levels or decline further.
Loan-related fees and servicing revenue was a negative $332,000 for the three months ended March 31, 2009, compared to a negative $64,000 for the same quarter in 2008. In addition to causing an increase in gains on loans sales, as described above, periods of low or declining interest rates typically have an adverse impact on the carrying value of Bank Mutual’s mortgage servicing rights (“MSRs”). Low or declining interest rates typically cause an increase in actual mortgage loan prepayment activity, which results in an increase in MSR amortization expense. During the three months ended March 31, 2009 and 2008, MSR amortization expense, which is netted against loan-related fees and servicing revenue, was $1.0 million and $470,000, respectively. In addition, low or declining interest rates tend to cause an increase in expectations for future loan prepayment activity, which has an adverse impact on the valuation of MSRs. As of March 31, 2009, Bank Mutual had a valuation allowance of $702,000 against MSRs with a gross book value of $5.4 million. These amounts compared to a valuation allowance of $822,000 against a gross book value of $4.5 million as of December 31, 2008. The net recovery of $120,000 during the most recent quarter was caused by an increased level of refinance activity in higher rate loans in Bank Mutual’s servicing portfolio. This activity resulted in slightly lower prepayment expectations for the remaining portfolio of lower rate loans that were not refinanced during the period. The $120,000 recovery during the most recent period compared to a loss of $174,000 during the first quarter of 2008. Changes in the valuation allowance on Bank Mutual’s MSRs are included as a component of loan-related fees and servicing revenue.
If market interest rates for one- to- four family loans continue to decline and/or loan prepayment expectations increase, Bank Mutual could incur additional losses related to the valuation of its MSRs in future periods, as well as record higher than normal levels of amortization expense. Alternatively, if interest rates increase and/or prepayment expectations decrease, Bank Mutual could potentially recapture through earnings all or a portion of the previously established valuation allowance on its MSRs; in addition, amortization expense would likely decline to more normal levels.
As of March 31, 2009, Bank Mutual serviced $798.3 million in loans for third-party investors compared to $728.4 million at December 31, 2008. This increase was a result of the substantial increase in one- to four-family loans originated and sold in the secondary market, as previously described.
Gains on investment activities were $2.1 million in 2009 compared to $1.5 million in the first quarter of 2008. The amount for 2009 was net of an $831,000 other-than-temporary impairment (“OTTI”) loss on one of Bank Mutual’s mutual fund investments. This mutual fund invests primarily in mortgage-related securities, none of which are secured by sub-prime mortgages, but a portion of which are secured by interest-only mortgages, option-payment mortgages, and other “Alt-A” mortgages. Bank Mutual has recorded a total of $8.7 million in impairment charges on this mutual fund since the fourth quarter of 2007. Given the significant uncertainty and illiquidity that exists in the markets for securities secured by these types of loans, Bank Mutual may be required to record future impairment charges against this investment, although there can be no assurances. This investment had a remaining book value of $20.8 million at March 31, 2009 (net of impairment charges).
Excluding the OTTI loss, gains on investment activities were $2.9 million in 2009. During the most recent quarter Bank Mutual sold $152.2 million in long-term, fixed-rate, mortgage-related securities, the proceeds of which were reinvested primarily in adjustable-rate mortgage-backed securities (“MBSs”). As previously mentioned, these actions were considered prudent in light of management’s anticipation of higher interest rates in the future. Gains on investment activities in 2008 resulted from the sale of $114.0 million in MBSs in that period.
Total non-interest expense increased by $859,000 or 5.5% during the three months ended March 31, 2009, compared to the same period in the previous year. A portion of this increase was due to higher deposit insurance premiums as described in the next paragraph. The remaining increase was due to normal annual increases in employee compensation and benefit expenses, an increase in the number of personnel employed by Bank Mutual, and an increase in expenses associated with increased residential loan production, as previously discussed. Also contributing was an increase in expenses related to the number of Bank Mutual office locations. Bank Mutual opened one new office in the third quarter of 2008. In addition, it relocated a second office to a new location in the fourth quarter of that year.
The Federal Deposit Insurance Corporation (“FDIC”) increased deposit insurance rates for all financial institutions beginning in 2009. As a result of this increase, deposit insurance premium expense, which is included as a component of other non-interest expense, increased from $62,000 in the first quarter of 2008 to $362,000 in the first quarter of 2009. Further, as a result of the FDIC’s expected implementation of a new risk-based premium assessment in the second quarter of 2009, as well as the expiration of certain premium credits in the first quarter, Bank Mutual expects that its regular deposit insurance premiums for the remaining nine months of 2009 will total approximately $2.5 million. Finally, in February 2009 the FDIC announced its intention to charge all insured financial institutions a special assessment in the third quarter of 2009. As currently proposed this assessment would be 20 basis points or $4.2 million for Bank Mutual. However, there can be no assurances this charge will be imposed on financial institutions as currently proposed or that there will not be additional charges imposed in the future.
Income tax expense was $1.7 million during the first quarter of 2009 compared to $2.5 million in the same quarter of 2008. The current year period amount is net of $1.8 million in tax benefit related to the elimination of a valuation allowance Bank Mutual established against a deferred tax asset in prior years. The deferred tax asset related to Wisconsin net operating loss carryovers for which management was unable to determine whether it was more likely than not that the tax benefits would be realized in future periods. In February 2009 Wisconsin law was amended subjecting business entities to combined reporting. As a result of this change, management determined that Bank Mutual’s Wisconsin net operating losses that had not been recognized in prior periods would be realizable, resulting in a one-time tax benefit of $1.8 million in the current period.
Excluding the impact of the tax benefit described in the previous paragraph, Bank Mutual’s income tax expense for the first quarter of 2009 would have been $3.5 million. This amount represents an effective tax rate (“ETR”) of 39.2% compared to 33.1% in the same period last year. This increase was caused by the enactment of the new Wisconsin law described above, which became effective January 1, 2009. Prior to enactment of this law, the state of Wisconsin imposed a corporate franchise tax on the separate taxable incomes of the members of Bank Mutual’s consolidated income tax group, excluding its out-of-state investment subsidiaries. However, beginning January 1, 2009, Bank Mutual’s consolidated income tax group is subject to combined reporting, which results in state income taxes being imposed on the earnings of its out-of-state investment subsidiaries. Accordingly, Bank Mutual’s ETR increased relative to prior periods. Management expects the current period ETR to be representative of the rate in future periods, although there can be no assurances.
As previously discussed, originations of one- to four-family mortgage loans increased significantly during the three months ended March 31, 2009. Despite this development, Bank Mutual’s portfolio of one- to four-family loans declined from $881.3 at December 31, 2008, to $805.0 million at March 31, 2009. This decline was caused by increased refinancing of adjustable-rate mortgage loans by borrowers (which Bank Mutual typically retains in portfolio) into fixed-rate mortgage loans (which Bank Mutual generally sells in the secondary market). Bank Mutual expects this trend to continue in the near term assuming interest rates remain at their current levels or decline further.
Multi-family and commercial real estate mortgage loan originations were $19.0 million in the aggregate for the first quarter of 2009 compared to $28.2 million for the first quarter of 2008. In addition, commercial business loan originations for the first quarter of 2009 were $8.8 million compared to $10.8 million in the first quarter of 2008. Although Bank Mutual continues to emphasize originations of these types of loans, originations have declined in recent periods due to a general deterioration in economic conditions, as well as Bank Mutual’s conservative underwriting standards. Primarily as a result of lower origination activity, Bank Mutual’s aggregate portfolio of multi-family and commercial real estate mortgage loans declined from $466.3 million at December 31, 2008, to $446.8 million at March 31, 2009. Furthermore, its portfolio of construction and development loans declined by $3.7 million or 2.3%. Bank Mutual’s portfolio of commercial business loans increased modestly, from $49.6 million to $50.3 million during the most recent quarter.
Consumer loan originations, including fixed-term home equity loans and lines of credit, were $19.3 million for the first quarter of 2009 compared to $21.0 million for the first quarter of 2008. Lower origination activity in 2009 was primarily the result of declining demand due to slower economic growth, as well as smaller increases, or even decreases, in home values, which has had a negative impact on homeowners’ equity. This reduced origination activity resulted in a decline in Bank Mutual’s consumer loan portfolio from $338.1 million at December 31, 2008, to $314.2 million at March 31, 2009. Also contributing to this decline was a historically low interest rate environment which encouraged many borrowers to refinance their home equity loans or lines of credit and other consumer loans into first mortgage loans during the period. Many of these borrowers reestablished home equity lines of credit with Bank Mutual in accordance with its established lending standards, but had not drawn substantial amounts on these lines as of the end of the first quarter.
In light of current economic conditions and recent loan origination activity, management expects growth in all categories of Bank Mutual’s loan portfolio to be slow or negative in the near term, although there can be no assurances.
Bank Mutual’s cash and cash equivalents increased from $112.9 million at December 31, 2008, to $151.4 million at March 31, 2009. This increase was purposeful and reflects management’s belief that it is prudent to increase Bank Mutual’s liquidity and future flexibility in light of recent developments in financial markets, as well as management’s expectations for higher interest rates in the future.
Bank Mutual’s investment securities portfolio decreased by $45.3 million or 10.8% and its mortgage-related securities portfolio increased by $122.4 million or 14.4% during the three months ended March 31, 2009. The decrease in the investment securities portfolio was primarily caused by securities that were called by issuers during the period. The increase in the mortgage-related securities portfolio was primarily caused by the purchase of $327.2 million in securities consisting principally of adjustable-rate Freddie Mac and Fannie Mae MBSs. These purchases were offset in part by $152.2 million in sales of long-term, fixed-rate MBSs, as previously described.
Bank Mutual classifies all of its securities as available-for-sale. Changes in the fair value of such securities are recorded through accumulated other comprehensive loss (net of deferred income taxes), which is a component of shareholders’ equity. During the first quarter of 2009 the fair value adjustment on Bank Mutual’s available-for-sale securities improved from a net unrealized loss of $19.7 million at December 31, 2008, to a net unrealized loss of $15.0 million at March 31, 2009. This improvement was due in part to an increase in the fair value of Bank Mutual’s portfolio of private-label collateralized mortgage obligations (“CMOs”). At March 31, 2009, Bank Mutual’s portfolio of private-label CMOs had a carrying value of $126.3 million, net of unrealized losses of $23.2 million. These amounts compared to a carrying value of $128.6 million at December 31, 2008, net of unrealized losses of $29.1 million. Bank Mutual’s private-label CMOs were originally purchased from 2004 to early 2006 and are secured by prime residential mortgage loans. The securities were all rated “triple-A” by various credit rating agencies at the time of their original purchase. However, in recent periods, a portion of the portfolio with a carrying value of $17.6 million was downgraded to “double-A,” or in one instance, less than “double-A.” Although the fair value of Bank Mutual’s private-label CMOs improved in the most recent quarter, the market for these securities has remained depressed during the past six months in response to increased stress and illiquidity in the financial markets and a general deterioration in economic conditions. Although mindful of these developments, management has determined that it is unlikely Bank Mutual will not collect all amounts due according to the contractual terms of these securities. As such, management has determined that none of Bank Mutual’s private-label CMOs are other-than-temporarily impaired as of March 31, 2009. However, collection is subject to numerous factors outside of Bank Mutual’s control and a future determination of OTTI could result in significant losses being recorded through earnings in future periods.
Deposits increased $22.6 million or 1.1% during the three months ended March 31, 2009, to $2.15 billion compared to $2.13 billion at December 31, 2008. Within the deposit portfolio, core deposits (checking, savings, and money market accounts) increased $19.1 million or 2.4% and certificates of deposit increased $3.5 million or 0.3%. The weighted average cost of deposits declined by 26 basis points at March 31, 2009, compared to December 31, 2008.
Borrowings, which consist of advances from the Federal Home Loan Bank (“FHLB”) of Chicago, remained substantially unchanged from December 31, 2008, to March 31, 2009. As of the end of the most recent quarter substantially all of Bank Mutual’s FHLB advances were subject to significant prepayment penalties if repaid prior to their stated maturity.
Bank Mutual’s ratio of shareholders’ equity to total assets was 11.37% at March 31, 2009, compared to 11.45% at December 31, 2008, and 11.92% at March 31, 2008. Its ratio of tangible shareholders’ equity to adjusted total assets (defined as total assets less intangible assets and related deferred income taxes) was 9.87% at March 31, 2009, compared to 9.97% at December 31, 2008, and 10.44% at March 31, 2008. During the most recent quarter the positive effects of Bank Mutual’s earnings and a decline in its accumulated other comprehensive loss were substantially offset by dividend payments and stock repurchases, resulting in little change in shareholders’ equity. During the three months ended March 31, 2009, Bank Mutual repurchased 870,690 shares of company common stock at an average price of $8.59 per share. Bank Mutual regularly reviews its capital position, market conditions, and the cost of funds to determine whether share repurchases are appropriate. The comparison of diluted earnings per share between the 2009 and 2008 quarters was positively affected by Bank Mutual’s stock repurchase program. The weighted average number of diluted shares outstanding declined by 2.9% during the first quarter of 2009 compared to the same period in 2008.
Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of December 31, 2008 (the last date for which information was available prior to this release), Bank Mutual’s total risk-based capital ratio was 20.6% and its Tier 1 capital ratio was 9.8%. The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% and 4%, respectively. The minimums to be “well capitalized” are 10% and 5%, respectively.
Bank Mutual has paid 33 consecutive quarterly cash dividends since its initial stock offering. Cash dividends paid in the first quarter of 2009 and 2008 were $0.09 per share in each period.
Book value per share of Bank Mutual’s common stock was $8.53 at March 31, 2009, compared to $8.38 at December 31, 2008. This increase was primarily due to Bank Mutual’s quarterly earnings and a decline in accumulated other comprehensive loss. The impact of these developments on book value per share was partially offset by stock repurchases and the dividends Bank Mutual paid to shareholders during the period.
During the most recent quarter Bank Mutual’s non-performing loans declined by $1.9 million or 5.8%. Its ratio of non-performing loans to total loans was 1.82% at the end of the quarter, compared to 1.81% at December 31, 2008. Included in non-performing loans as of both dates was a $9.1 million loan on a completed condominium project, as discussed elsewhere in this report. The decrease in non-performing loans during the period was primarily due to Bank Mutual’s acceptance of deeds in lieu of foreclosure on two larger loans and the transfer of the related collateral to foreclosed real estate, which is a component of other assets. Total foreclosed real estate was $8.2 million at March 31, 2009, compared to $4.8 million at December 31, 2008.
Bank Mutual’s allowance for loan losses increased to $13.5 million or 0.79% of total loans at March 31, 2009, compared to $12.2 million or 0.67% at December 31, 2008. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 43.4% at March 31, 2009, compared to 36.9% at December 31, 2008. These increases were primarily caused by the additional loss allowances established on the condominium development project and certain other smaller loans, as previously mentioned. Also contributing was an addition to the allowance that reflected management’s general concerns related to continued deterioration in economic conditions and declines in real estate values, as previously mentioned. These developments were offset in part by charge-offs related to Bank Mutual’s acceptance of deeds in lieu of foreclosure on certain loans, as previously described. Management believes the allowance for loan losses is adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of March 31, 2009. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ substantially from the assumptions used by management to determine the allowance for loan losses as of the end of the period.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
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Outlook
The preceding paragraphs, as well as the following paragraphs, contain forward looking statements; please refer to “Cautionary Statements” below. Bank Mutual Corporation’s management has identified a number of factors which may affect the company’s financial condition and results of operations in the near term. In addition to those discussed above, these factors are as follows:
•	The recent general economic slowdown, and the softness and declines in the real estate market, may continue. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could continue to fluctuate from period to period, along with related interest and fee income. Efforts by the U.S. government to reduce interest rates on one- to four-family loans could result in increased levels of loan originations in the near term.

•	Although real estate values in Wisconsin have not been impacted as negatively as certain other regions of the United States, a continuing decline in the value of real estate could negatively affect mortgage and home equity loan originations and prepayments.

•	A continued decline in real estate values could also affect the value of the collateral securing Bank Mutual’s mortgage loans. A decrease in value could, in turn, lead to increased losses on loans in the event of foreclosures, which would affect the provisions for loan losses and profitability.

•	A continued slowdown in the economy may affect borrowers’ ability to repay their loan obligations, which could lead to increased non-performing loans, loan charge-offs, and loan loss provisions and/or reduced income.

•	If customer demand for real estate loans declines, Bank Mutual’s profits may decrease because alternative investments, primarily investments and mortgage-related securities, generally yield less than Bank Mutual’s own originations of real estate loans.

•	The current difficulties in real estate markets may also affect the liquidity and/or value of mortgage-related investments such as MBSs and CMOs.
•	The well-publicized liquidity crisis in the world credit markets may continue. If this occurs, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	The fair value of its available-for-sale securities may continue to fluctuate with corresponding impacts on other comprehensive income and/or net income.

•	In the event Bank Mutual wishes to sell financial assets, its ability to sell such assets and the prices it could receive for such assets, could adversely affect its liquidity, financial position, and earnings.

•	The rates Bank Mutual receives on short-term or variable-rate investments and the rates it pays on short-term or variable-rate borrowings may fluctuate dramatically.

•	Acceptable investment opportunities may be limited given Bank Mutual’s desire to actively manage its exposure to credit and/or counter-party risks.

•	Bank Mutual’s access to borrowing sources to fund loan originations, investment purchases, and operations may be adversely impacted.
•	The current credit market crisis has led to the adoption of significant legislation and regulatory actions in recent months, which are expected to affect financial institutions and holding companies such as Bank Mutual in a far reaching manner, including in ways which cannot yet be fully determined. Additional legislation may be forthcoming. Changes resulting from this legislation, regulatory actions, and/or other reactions to the crisis could have an adverse impact on the financial condition and/or results of operations of Bank Mutual.

•	The current economic turmoil has increased the potential for federal or state governments to legislate foreclosure forbearance, forced loan modifications, or “cram downs” of losses to lenders in bankruptcy proceedings. Such efforts could lead to increased loan charge-offs or loan loss provisions and/or reduced income. These efforts could also have an adverse impact on the value of certain mortgage-related securities not guaranteed by the FHLMC, FNMA, and GNMA, such as private-label CMOs.

•	Bank Mutual will continue to further emphasize commercial real estate and commercial business loans, both of which can present a higher risk than residential mortgages. Adding personnel to continue this emphasis will increase operating costs. However, market conditions and other factors may continue to affect Bank Mutual’s ability to increase its loan portfolio with these types of loans, and a weak economy could increase the risk that borrowers will not be able to repay these loans.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which was not subject to Wisconsin tax prior to 2009. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at Bank Mutual’s out-of-state investment subsidiaries. This audit program has not been concluded, is not being actively pursued, and the Department has not asserted a claim against Bank Mutual or its subsidiaries. Depending upon the terms and circumstances, an adverse resolution of these matters could result in additional Wisconsin tax obligations for prior periods, which could have a substantial negative impact on Bank Mutual’s earnings in the period of the resolution. Although Bank Mutual believes it has reported income and paid Wisconsin taxes in prior periods in accordance with applicable legal requirements and the Department’s long-standing interpretations of them, Bank Mutual’s position may not prevail in court or other actions may occur which give rise to liabilities. Bank Mutual may also incur further costs in the future to address and defend these issues.
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Cautionary Statements
The discussions in this earnings release contain various forward-looking statements concerning Bank Mutual’s prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection” and similar expressions or use of verbs in the future tense, are intended to identify forward-looking statements, and any discussions of periods after the date for which this report is filed, are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond Bank Mutual’s control, that could cause its actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including the significant instability of credit, lending, and financial markets; softness and declines in the real estate market, which could affect both collateral values and loan activity; negative developments affecting particular borrowers, which could adversely impact loan repayments and collection; negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value and/or cash flows from such securities; legislative and regulatory initiatives, including action taken, or that may be taken, in response to the current financial market crisis and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; increased competition and/or disintermediation within the financial services industry; the effects of further regulation and consolidation within the financial services industry; changes in tax rates, deductions, and/or policies; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; demand for other financial services; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the factors discussed in “Outlook,” above; and other factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly in Item 1A, “Risk Factors,” of Bank Mutual Corporation’s 2008 Annual Report on Form 10-K.
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BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31	December 31
	2009	2008
	(In thousands, except per share data)
ASSETS
Cash and due from banks	$50,918	$41,017
Federal funds sold	—	—
Interest-earning deposits	100,458	71,876

Cash and cash equivalents	151,376	112,893
Securities available-for-sale, at fair value:
Investment securities	373,884	419,138
Mortgage-related securities	973,290	850,867
Loans held for sale	44,653	19,030
Loans receivable, net	1,709,698	1,829,053
Goodwill	52,570	52,570
Other intangible assets	1,708	1,809
Mortgage servicing rights	4,677	3,703
Other assets	206,446	200,626

Total assets	$3,518,302	$3,489,689

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$2,150,882	$2,128,277
Borrowings	907,726	907,971
Advance payments by borrowers for taxes and insurance	11,337	1,929
Other liabilities	45,573	48,977

Total liabilities	3,115,518	3,087,154

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2009 and 2008
Issued and outstanding — none in 2009 and 2008	—	—
Common stock — $.01 per value:
Authorized - 200,000,000 shares in 2009 and 2008
Issued - 78,783,849 shares in 2009 and 2008
Outstanding - 46,877,638 in 2009 and 47,686,759 in 2008	788	788
Additional paid-in capital	499,172	498,501
Retained earnings	276,755	273,826
Unearned ESOP shares	(1,022)	(1,247)
Accumulated other comprehensive loss	(13,180)	(16,404)
Treasury stock - 31,906,211 in 2009 and 31,097,090 in 2008	(362,654)	(355,853)

Total shareholders’ equity	399,859	399,611
Non-controlling interest in real estate partnership	2,925	2,924

Total shareholders’ equity including non-controlling interest	402,784	402,535

Total liabilities and shareholders’ equity	$3,518,302	$3,489,689

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31
	2009	2008
	(In thousands, except per share data)
Interest income:
Loans	$26,230	$30,111
Investments	5,207	2,030
Mortgage-related securities	10,498	12,650
Interest-earning deposits	51	476

Total interest income	41,986	45,267

Interest expense:
Deposits	13,114	18,399
Borrowings	9,678	9,838
Advance payment by borrowers for taxes and insurance	1	2

Total interest expense	22,793	28,239

Net interest income	19,193	17,028
Provision for loan losses	3,161	156

Net interest income after provision for loan losses	16,032	16,872

Non-interest income:
Service charges on deposits	1,446	1,518
Brokerage and insurance commissions	662	655
Loan-related fees and servicing revenue, net	(332)	(64)
Gain on investments, net	2,062	1,470
Gain on loan sales activities, net	3,832	810
Other non-interest income	1,615	1,902

Total non-interest income	9,285	6,291

Non-interest expense:
Compensation and benefits	9,966	9,318
Occupancy and equipment	3,184	2,937
Amortization of other intangible assets	101	165
Other non-interest expense	3,208	3,180

Total non-interest expense	16,459	15,600

Income before income taxes	8,858	7,563
Income tax expense	1,669	2,501

Net income before non-controlling interest	7,189	5,062
Net (income) loss attributable to non-controlling interest	(1)	—

Net income	$7,188	$5,062

Per share data:
Earnings per share-basic	$0.15	$0.11

Earnings per share-diluted	$0.15	$0.10

Cash dividends paid	$0.09	$0.09

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited) (continued)
(Dollars in thousands except per share amounts and ratios)

	Three Months Ended March 31
Loan Originations and Sales	2009	2008
Mortgage loans
One- to four-family	$217,185	$66,645
Multi-family	5,486	7,535
Commercial real estate	13,562	20,705

Total mortgage loans	236,233	94,885

Consumer loans	19,269	21,004
Commercial business loans	8,765	10,826

Total loans originated	264,267	126,715

Mortgage loans purchased	1,570	5,138
Total loans originated and purchased	$265,837	$131,853

Mortgage loan sales	$182,671	$57,674

	March 31	December 31
Loan Portfolio Analysis	2009	2008
Mortgage loans:
One- to four-family	$804,973	$881,288
Multi-family	179,811	190,497
Commercial real estate	266,961	275,802
Construction and development	155,473	159,169

Total mortgage loans	1,407,218	1,506,756
Consumer loans	314,176	338,073
Commercial business loans	50,321	49,623
Total loans receivable	1,771,715	1,894,452
Deductions to gross loans	62,017	65,399

Total loans receivable, net	$1,709,698	$1,829,053

	March 31	December 31
Asset Quality Ratios	2009	2008
Non-performing mortgage loans	$28,295	$29,860
Non-performing consumer loans	1,220	1,159
Non-performing commercial business loans	1,071	1,494
Accruing loans delinquent 90 days or more	576	576

Total non-performing loans	$31,162	$33,089

Total non-performing assets	$39,330	$37,852

Non-performing loans to loans receivable, net	1.82%	1.81%
Non-performing assets to total assets	1.12%	1.08%
Allowance for loan losses to non-performing loans	43.37%	36.89%
Allowance for loan losses to non-performing assets	34.36%	32.25%
Allowance for loan losses to total loans	0.79%	0.67%
Net charge-offs	$1,855	$1,013
Net charge-offs to avg loans (annualized)	0.40%	0.05%
Allowance for loan losses	$13,514	$2,208

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited) (continued)
(Dollars in thousands except per share amounts and ratios)

	March 31	December 31
Deposit Analysis	2009	2008
Non-interest-bearing checking	$88,288	$89,106
Interest-bearing checking	177,657	180,269
Savings accounts	197,418	185,003
Money Market accounts	350,723	340,631
Certificate accounts	1,336,796	1,333,268

Total Deposits	$2,150,882	$2,128,277

	Three Months Ended March 31
Selected Operating Ratios	2009	2008
Net interest margin (1)	2.35%	2.06%
Net interest rate spread	2.07%	1.64%
Return on average assets	0.82%	0.58%
Return on average shareholders’ equity	7.16%	4.73%
Return on average tangible shareholders’ equity (2)	8.36%	5.49%
Efficiency ratio (3)	62.31%	71.40%
Non-interest expense as a percent of average assets	1.88%	1.77%
Shareholders’ equity to total assets (end of period)	11.37%	11.92%
Tangible shareholders’ equity to adjusted total assets (end of period) (4)	9.87%	10.44%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Return on average tangible shareholders’ equity is determined by dividing net income by the net shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes. Since many analysts financial matrices utilizing this ratio, Bank Mutual has chosen to provide this information.

(3)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

(4)	Shareholders’ equity less intangible assets, net of deferred taxes, divided by total assets less intangible assets, net of deferred taxes.

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	Three Months Ended March 31
Other Information	2009	2008
Average earning assets	$3,268,698	$3,306,066
Average assets	3,508,535	3,521,074
Average interest bearing liabilities	2,966,035	2,953,195
Average shareholders’ equity	401,560	427,628
Average tangible shareholders’ equity (5)	343,892	368,922
Weighted average number of shares outstanding:
As used in basic earnings per share	46,855,883	47,877,325
As used in diluted earnings per share	47,518,052	48,926,045

(5)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes.

	March 31	December 31
	2009	2008
Number of shares outstanding (net of treasury shares)	46,877,638	47,686,759
Book value per share	$8.53	$8.38

	At March 31	At December 31
Weighted Average Net Interest Rate Spread	2009	2008
Yield on loans	5.87%	5.89%
Yield on investments	4.25%	4.64%
Combined yield on loans and investments	5.13%	5.35%
Cost of deposits	2.35%	2.61%
Cost of borrowings	4.26%	4.27%
Total cost of funds	2.91%	3.10%
Interest rate spread	2.22%	2.25%